Exhibit 10.5

AXSOME THERAPEUTICS

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of April 13, 2012, (the “Effective Date”) by and between Axsome Therapeutics, Inc., a Delaware corporation having a principal place of business at 45 Rockefeller Plaza, Suite 2000, New York, NY 10111 (hereinafter referred to as the “Company”) and Mark Coleman, M.D., a physician residing at 10 Chris Elliot Court, Cockeysville, MD 21030 (hereinafter referred to as the “Consultant”).

WHEREAS, the Company wishes to engage the Consultant to provide the services described herein and Consultant agrees to provide the services for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and the Consultant, intending to be legally bound, agree to the terms set forth below.

1.                                      TERM.  Commencing as of the Effective Date, and continuing for a period of three (3) years (the “Term”), unless earlier terminated pursuant to Article 4 hereof, the Consultant agrees that he will serve as a consultant to the Company.  This Agreement may be renewed or extended for any period as may be agreed by the parties.

2.                                      DUTIES AND SERVICES.

(a)                                 Consultant’s duties and responsibilities shall be to provide the Company strategic, regulatory and clinical advice, guidance and assistance in connection with the company’s development of pharmaceutical and other therapeutic products (collectively, the “Duties” or “Services”).

(b)                                 The Services may be performed via telephone and other forms of remote correspondence, and may include meetings with personnel, other consultants, and regulatory authorities at times and locations to be mutually agreed upon. In each instance, Consultant shall perform the Services only upon Company’s request and after the scope of the Services has been approved by the Company.

(c)                                  The Consultant represents and warrants to the Company that he/she is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement, or which will interfere with the performance of his Duties.  Consultant represents and warrants that the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which he/she performs Services concurrently with those performed herein.

(d)                                 In performing the Services, Consultant shall comply, to the best of his knowledge, with all business conduct, regulatory and health and safety guidelines established by the Company for any governmental authority with respect to the Company’s business.

3.                                      CONSULTING FEE.

(a)                                 Subject to the provisions hereof, the Company shall pay Consultant a consulting fee of four hundred fifty ($450) Dollars for each hour of Services provided to the Company (the “Consulting Fee”) payable in cash or options of Company stock.

(b)                                 Consultant shall be entitled to prompt reimbursement for all pre-approved expenses incurred in the performance of his Duties, upon submission and approval of written statements and receipts in accordance with the then regular procedures of the Company.

(c)                                  The Consultant agrees that all Services will be rendered by him as an independent contractor and that this Agreement does not create an employer-employee relationship between the Consultant and the Company.  The Consultant shall have no right to receive any employee benefits including, but not limited to, health and accident insurance, life insurance, sick leave and/or vacation. Consultant agrees to pay all taxes including, self-employment taxes due in respect of the Consulting Fee and to indemnify the Company in the event the Company is required to pay any such taxes on behalf of the Consultant.

4.                                      EARLY TERMINATION OF THE TERM.

(a)                                 If the Consultant voluntarily ceases performing his Duties, becomes physically or mentally unable to perform his Duties, or is terminated for cause, then, in each instance, the Consulting Fee shall cease and terminate as of such date. Any termination “For Cause” shall be made in good faith by the Company’s Board of Directors.

(b)                                 This Agreement may be terminated without cause by either party upon not less than thirty (30) days prior written notice by either party to the other.

(c)                                  Upon termination under Sections 4(a) or 4(b), neither party shall have any further obligations under this Agreement, except for the obligations which by their terms survive this termination as noted in Section 16 hereof.  Upon termination and, in any case, upon the Company’s request, the Consultant shall return immediately to the Company all Confidential Information, as hereinafter defined, and copies thereof.

5.                                      RESTRICTED ACTIVITIES. During the Term and for a period of one (1) year thereafter, Consultant will not, directly or indirectly:

(i)                                     solicit or request any employee of or consultant to the Company to leave the employ of or cease consulting for the Company;

(ii)                                  solicit or request any employee of or consultant to the Company to join the employ of, or begin consulting for, any individual or entity that researches, develops, markets or sells products that compete with those of the Company;

(iii)                               solicit or request any individual or entity that researches, develops, markets or sells products that compete with those of the Company, to employ or retain as a consultant any employee or consultant of the Company; or

(iv)                              induce or attempt to induce any supplier or vendor of the Company to terminate or breach any written or oral agreement or understanding with the Company.

6.                                      PROPRIETARY RIGHTS.

(a)                                 Definitions.  For the purposes of this Article 6, the terms set forth below shall have the following meanings:

(i)                                     Concept and Ideas.  Those concepts and ideas disclosed by the Company to Consultant or which are first developed by Consultant during the course of the performance of Services hereunder, whether or not during normal business hours and no matter where such Services are performed, and which relate to the Company’s present, past or prospective business activities, services, and products, all of which shall remain the sole and exclusive property of the Company.  The Consultant shall have no publication rights and all of the same shall belong exclusively to the Company.

(ii)                                  Confidential Information. For the purposes of this Agreement, Confidential Information shall mean and collectively include: all information relating to the business, plans and/or technology of the Company including, but not limited to technical information including inventions, methods, plans, processes, specifications, characteristics, assays, raw data, scientific preclinical or clinical data, records, databases, formulations, clinical protocols, equipment design, know-how, experience, and trade secrets; developmental, marketing, sales, customer, supplier, consulting relationship information, operating, performance, and cost information; computer programming techniques whether in tangible or intangible form, and all record bearing media containing or disclosing the foregoing information and techniques including, written business plans, patents and patent applications, grant applications, notes, and memoranda, whether in writing or presented, stored or maintained in or by electronic, magnetic, or other means.

Notwithstanding the foregoing, the term “Confidential Information” shall not include any information which: (a) can be demonstrated to have been in the public domain or was publicly known or available prior to the date of the disclosure to Consultant; (b) can be demonstrated in writing to have been rightfully in the possession of Consultant prior to the disclosure of such information to Consultant by the Company; (c) becomes part of the public domain or publicly known or available by publication or otherwise, not due to any unauthorized act or omission on the part of

Consultant; or (d) is supplied to Consultant by a third party without binder of secrecy, so long as that such third party has no obligation to the Company or any of its affiliated companies to maintain such information in confidence.

(b)                                 Non-Disclosure to Third Parties.  Except as required by Consultant’s Duties, Consultant shall not, at any time now or in the future, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information, Concepts, or Ideas to any third party without the prior written consent of the Company which consent may be denied in each instance and all of the same, together with publication rights, shall belong exclusively to the Company.

(c)                                  Documents, etc.  All documents, diskettes, tapes, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of the Company’s products and services, records, notebooks and all other materials containing Confidential Information or information about Concepts or Ideas (including all copies and reproductions thereof), that come into Consultant’s possession or control by reason of Consultant’s performance of the relationship, whether prepared by Consultant or others: (a) are the property of the Company, (b) will not be used by Consultant in any way other than in connection with the performance of his Duties, (c) will not be provided or shown to any third party by Consultant, (d) will not be removed from the Company’s or Consultant’s premises (except as Consultant’s Duties require), and (e) at the termination (for whatever reason), of Consultant’s relationship with the Company, will be left with, or forthwith returned by Consultant to the Company.

(d)                                 Patents, etc.  The Consultant agrees that the Company is and shall remain the exclusive owner of the Confidential Information and Concepts and Ideas.  Any interest in patents, patent applications, inventions, technological innovations, trade names, trademarks, service marks, copyrights, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis, whether registrable or not (“Developments”), which Consultant, as a result of rendering Services to the Company under this Agreement, may conceive or develop, shall: (i) forthwith be brought to the attention of the Company by Consultant and (ii) belong exclusively to the Company.  No license or conveyance of any such rights to the Consultant is granted or implied under this Agreement.

(e)                                  Assignment.  The Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to the Company, without further compensation, all of his right, title and interest in and to all Concepts, Ideas, and Developments. The Consultant will execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

7.                                      EQUITABLE RELIEF.  Consultant agrees that any breach of Articles 5 and 6 above by him would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of Consultant’s obligations hereunder.

8.                                      WAIVER.  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.  All waivers by the Company shall be in writing.

9.                                      SEVERABILITY; REFORMATION.  In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

10.                               ASSIGNMENT.  The Company shall have the right to assign its rights and obligations under this Agreement to a party which assumes the Company’s obligations hereunder.  Consultant shall not have the right to assign his rights or obligations under this Agreement without the prior written consent of the Company.  This Agreement shall be binding upon and inure to the benefit of the Consultant’s heirs and legal representatives in the event of his death or disability.

11.                               HEADINGS.  Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement.

12.                               AMENDMENTS.  This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto.  Any amendment, consent, decision, waiver or other action to be made, taken or given by the Company with respect to the Agreement shall be made, taken or given on behalf of the Company only by authority of the Company’s Board of Directors.

13.                               NOTICES.  Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the parties at their addresses specified in the preamble to this Agreement or to such other addresses of which a party shall have notified the others in accordance with the provisions of this Section 13.

14.                               COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

15.                               GOVERNING LAW.  This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of New York without reference to conflict of law principles. Any dispute under this Agreement shall be subject to the exclusive jurisdiction and venue of the New York state courts and the Federal courts in New York County, New York. The parties hereby consent to the personal exclusive jurisdiction and venue of these courts.

16.                               SURVIVAL.  The provisions of Sections 5 to 9 and 15 to 16 of this Agreement shall survive the expiration of the Term or the termination of this Agreement.  This Agreement supersedes all prior agreements, written or oral, between the Company and the Consultant relating to the subject matter of this Agreement.

ACCEPTED AND AGREED TO:

For: Mark Coleman, M.D.	For: Axsome Therapeutics, Inc.

/s/ Mark H. Coleman, M.D.	/s/ Herriot Tabuteau, M.D.
Signature	Signature

Mark H. Coleman	Herriot Tabuteau, M.D.
Print Name	Print Name

MD	Chief Executive Officer
Title	Title

AXSOME THERAPEUTICS

FIRST AMENDMENT TO CONSULTING AGREEMENT

THIS FIRST AMENDMENT (the “First Amendment”) to the Consulting Agreement dated April 13, 2012 (the “Agreement”), by and between Axsome Therapeutics, Inc., a Delaware corporation having a principal place of business at 45 Rockefeller Plaza, 20th Floor, New York, NY 10111 (the “Company”) Mark Coleman, M.D., a physician residing at 10 Chris Elliot Court, Cockeysville, MD 21030(the “Consultant”) is effective June 2, 2014.

WHEREAS, the parties wish to amend the Agreement to adjust the compensation provided under the Agreement.

NOW THEREFORE, the Company and Consultant intending to be legally bound, hereby agree to the following:

1.                                      The following Section 3(d) is hereby added to the Agreement:

“(d)                           Subject to approval by the Board of Directors of the Company (the “Board”), the Company shall pay Consultant an additional consulting fee in the form of options to purchase 10,471 shares (the “Shares”) of common stock at an exercise price per share of $9.55 under the Company’s Equity Compensation Plan (the “Plan”) to be awarded as soon as practicable following the Board’s approval (the “Date of Grant”).  The vesting of the Shares is contingent upon the Company, within 18 months of the effective date of the First Amendment to this Agreement (“First Amendment”), either acquiring or entering into a product license agreement (the “License”) with ExxPharma Therapeutics LLC (such acquisition or License, the “ExxPharma Transaction”).  If the ExxPharma Transaction is consummated within 18 months of the effective date of the First Amendment, fifty percent (50%) of the Shares will vest upon the filing of a new drug application for abuse deterrent hydromorphone covered by patents acquired or licensed from ExxPharma Therapeutics LLC (“ExxPharma IP”) and fifty percent (50%) of the Shares will vest upon FDA approval of an abuse deterrent hydromorphone product covered by the ExxPharma IP (the “Product”).  If the ExxPharma Transaction is not consummated within 18 months of the effective date of the First Amendment, no Shares will vest.”

2.                                      The following Section 3(e) is hereby added to the Agreement:

“(e)                            Provided that the ExxPharma Transaction is consummated within 18 months of the effective date of the First Amendment, the parties will enter into an agreement as soon as practicable following consummation of the ExxPharma Transaction providing for payment by the Company of 0.5% of net sales on the Product to Consultant (the “Royalty Agreement”).  The Royalty Agreement will remain in effect for (i) as long the License is required or, (ii) in the event of acquisition of ExxPharma Therapeutics LLC, until the earlier of the Product ceasing to be covered by ExxPharma IP or introduction of a generic alternative.  If the ExxPharma Transaction is not consummated within 18 months of the effective date of the First Amendment, the Company will have no obligation to enter into the Royalty Agreement.”

3.                                      This First Amendment, the Agreement and the Nonqualified Stock Option Grant Agreements between the parties constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understanding between the parties (whether written or oral) relating thereto.  No modification shall be effective unless made in writing and signed by a duly authorized representative of each party.

4.                                      All other terms and conditions of the Agreement shall remain in full force and effect.

5.                                      This First Amendment and the Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of New York without reference to conflict of law principles. Any dispute under this First Amendment and the Agreement shall be subject to the exclusive jurisdiction and venue of the New York state courts and the Federal courts in New York County, New York. The parties hereby consent to the personal exclusive jurisdiction and venue of these courts.

6.                                      This First Amendment may be executed by facsimile or by e-mail delivery of a “.pdf” file and in any number of counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute the same First Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Consultant have executed and delivered this Agreement or caused this Agreement to be executed and delivered by their duly authorized representatives as set forth below.

MARK COLEMAN, M.D.	AXSOME THERAPEUTICS, INC.

/s/ Mark Coleman, M.D.	By:	Herriot Tabuteau, M.D.
(signature)		(signature)
Herriot Tabuteau, M.D.
Chief Executive Officer